Exhibit 99.2

Alpha and Omega Semiconductor Limited
Prepared Remarks for the Investor Conference Call
for the Quarter Ended March 31, 2022

May 5, 2022

Gary Dvorchak (Moderator)

Good afternoon, everyone, and welcome to Alpha and Omega Semiconductor’s conference call to discuss fiscal 2022 third quarter financial results.  I am Gary Dvorchak, Investor Relations representative for AOS.  With me today are Dr. Mike Chang, our CEO, Stephen Chang, our President, and Yifan Liang, our CFO.  This call is being recorded and broadcast live over the Web.  A replay will be available for seven days following the call via the link in the Investor Relations section of our website.

Our call will proceed as follows.  Mike will begin with strategic highlights.  Then, Stephen will provide business updates and a detailed segment report.  After that, Yifan will review the financial results and provide guidance for the June quarter.  Finally, we will have the question-and-answer session.

The earnings release was distributed over wire services today, May 5, 2022, after the close of market.  The release is also posted on the company's website.  Our earnings release and this presentation include certain non-GAAP financial measures.  We use non-GAAP measures because we believe they provide useful information about our operating performance that should be considered by investors in conjunction with the GAAP measures that we provide. A reconciliation of these non-GAAP measures to comparable GAAP measures is included in the earnings release.

We remind you that during this conference call, we will make certain forward-looking statements, including discussions of the business outlook and financial projections.  These forward-looking statements are based on management's current expectations and involve risks and uncertainties that could cause our actual results to differ materially from such expectations.  For a more detailed description of these risks and uncertainties, please refer to our recent and subsequent filings with the SEC.  We assume no obligations to update the information provided in today's call.

Now, I will turn the call over to our CEO, Dr. Mike Chang, to provide strategic highlights.  Mike?

Mike Chang (Chief Executive Officer)

Thank you, Gary. I would like to welcome everyone to today's call. It is good to be speaking with all of you again.

Q3 was another great quarter and once again, we succeeded in outperforming our guidance. Revenue was a record $203 million, which represented 20 percent growth year-over-year and was the first time in our history to cross the $200 million threshold. This was achieved by obtaining additional wafer capacity from our existing foundry partners and continuing to optimize product mix. This resulted in non-GAAP gross margin of 36.7% and a record non-GAAP operating profit margin of 19.9%. Non-GAAP EPS was $1.34, representing a 74% growth year-over-year.

I am extremely proud of these results and continue to be amazed at our team’s efforts and ability to execute quarter after quarter in such uncertain and challenging times. However, I am very saddened today by the evolving situation in China, particularly the lockdowns in Shanghai. As you know, our in-house packaging and testing facilities are in Shanghai, which handles a good portion of our final packaging and testing requirements prior to shipping.

After the initial lockdowns were imposed in late March, our Shanghai packaging and test facilities remained operating because our dedicated employees made the extraordinary sacrifice to live inside the facilities to keep operations going. However, continuing operations required daily testing and negative COVID results. In early April, a few of our employees tested positive for COVID-19 and our operations were forced to shut down by the Shanghai government. Therefore, our ability to complete the assembly of our products and ship to customers was severely limited.

Fortunately, at the end of April, the Shanghai government classified AOS as an essential business and cleared us to restart operations.  We are quickly getting production started again. However, the pace at which we can resume full operations still remains challenging due to difficulties in bringing back labor workforce, procuring certain raw materials and resolving logistical bottlenecks. At this time, the timing of when the lockdowns will be lifted is still unknown. Even after the lockdown for the city is lifted, we expect sometime before all the supply chain issues are fully resolved and business there return to normal.

As a result, we expect our revenue for the June quarter will be impacted. Based on our latest estimates, including 3 weeks of limited operations during April and ongoing logistical and supply chain challenges, we expect the lockdowns will impact June quarter revenue by approximately $20 million to $25 million. However, we still anticipate June quarter revenue to be around $190 million. This represents 7% growth year-over-year. Excluding this Shanghai lockdown impact, we estimate growth would have been 20% year-over-year for the June quarter.

As our operations ramp back to full capacity and surrounding supply chains normalize, we do anticipate to recover a portion of the lost revenue in the 2nd half of the calendar year as our wafer production was not impacted by the lockdown. As a result, we actually built a stock of pre-assembly stage wafer inventory. Given the global wafer shortage over the past years, we expect this build-up of wafers will help fully utilize our packaging assembly lines once things return to normal.

Yifan will provide more details on our guidance during his portion of this call but please understand gross margin is currently more difficult to forecast as our allocation mix for each business line is still moving around while we re-ramp our assembly lines.

On a positive note, we have been strategically diversifying our packaging and testing operations and have begun to accelerate the pace of these initiatives. Our JV in Chongqing already handles a good portion of our back-end requirements and we also have begun the process to outsource some of these steps to other contract manufacturers, although that will take some time. Also, I think it goes without saying we are very thankful to have our Oregon production facility, which is not exposed to this type of risk. The impact of the Shanghai lockdown to our operations highlights the benefit of our capacity diversification strategy.

We believe this impact will only be temporary and will make us even stronger in the long run. The global trend of electrification of everything is just getting started and our power products sits at the forefront of that trend. We are building a very resilient and diversified global business and remain well on track towards our goal of achieving $1 billion annual revenue and beyond.

Before I turn the call over to Stephen, I want to say our hearts go out to everyone in Shanghai that have been affected by this situation and we pray for a quick resolution. I also want to give a very special thanks to our employees for their extreme sacrifice and dedication during these very challenging times. Their dedication to AOS has really been awe-inspiring and made me realize once again how special our team truly is and I am very grateful to have their support.

Thank you and I will now turn the call over to Stephen for an update on our business and a detailed segment report. Stephen?

Stephen Chang (President)

Thank you, Mike, and good afternoon, everyone.  I will start with an update on our business and then provide color on our segment results.

In the March quarter, we once again set new records for revenue and profitability driven by strong demand across all our business segments, particularly among our Tier 1 customers. The current favorable supply and demand environment has given us more ability to optimize our shipment allocations to higher margin and strategic accounts. Moreover, we can quickly adjust to changes in customer orders by strategically redistributing parts to other parts of the business.

Looking forward, in addition to the challenges of the ongoing lockdown situation in Shanghai, we are beginning to see early signs of a market demand slowdown in certain of our end markets such as PC, smartphones and home appliances. However, our total backlog is still a lot higher than our current capacity to meet it even after baking in macro softness. While the Shanghai situation has been very unfortunate, it serves as a tangible reminder that our strategy to diversify our supply chain is the right one and it further strengthens our commitment in that direction.

In the March quarter, we accelerated our Oregon fab’s R&D facility upgrade and capacity expansion. We purchased more advanced lithography and related production equipment and continued the clean room construction. The project remains on track to be completed at the end of the calendar year and will contribute to approximately $70 million of additional annual revenue once in full production. Further, we also received additional wafer capacity support from our 3rd party foundry partners, as well as our Chongqing JV.

Now, let me drill down into each of our business segments.  Unless otherwise noted, the following figures refer to the March quarter of 2022.

Starting with Computing. Revenue was up 28% year over year, up 2% sequentially and represented 44% of our total revenue. These results were somewhat stronger than our prior expectations as the March quarter is typically our seasonally weakest quarter following strong holiday shipments. The main driver of this outperformance was continued strength in Notebooks, particularly from OEM customers that have a higher concentration of their business serving commercial laptop applications. We believe this was driven by return to office trends and companies refreshing employee work laptops. We deliberately targeted a higher mix of commercial projects during the past years since our Power ICs and Power MOSFETs have higher performance specifications and higher prices that better suit commercial markets. This benefited us as the consumer market is beginning to see weakening demand. Finally, in Computing, we also saw continued strong demand for our products in high-end and gaming desktop PC applications.

Looking ahead, we do see early signs that the PC market is beginning to soften. However, overall demand for our products still remains much higher than what our capacity can fulfill. In the June quarter, we expect the Computing segment to be lower due to temporary operational limitations and lockdown in Shanghai. We are optimistic that we can recover a portion of lost sales in the second half of the year once Shanghai returns to normal and as we ramp for our seasonally strong September quarter ahead of holiday sales.

Turning to the Consumer segment, revenue grew 24% year over year and 14% sequentially, and represented 22% of total revenue.  The year over year growth was driven by share gains in Gaming with a Tier 1 OEM.  The sequential results were largely in-line with our prior guidance, as the timing of some Gaming shipments near the end of the quarter were delayed but we anticipate to catch up in the June quarter.

Looking ahead, Home Appliances are slowing, which is one of the larger revenue contributors to our Consumer segment. We expect the June quarter to decrease high-single digits sequentially but due to overall capacity constraints, we are able to shift production to other segments to offset revenue impacts.

Next, let’s discuss the Communications segment, which was up 6% year-over-year and up 14% sequentially and represented 14% of total revenue. This segment performed slightly better than expected due to stronger demand for our battery protection products from the leading US smartphone maker and share gains with Chinese OEMs. Looking forward, we expect June quarter shipments to remain flat at these levels sequentially.

Finally, let’s talk about the Power Supply and Industrial segment, which accounted for 19% of total revenue.  This segment was up 16% year-over-year and down 0.3% sequentially, which was slightly better than our expectations.  In the March quarter, we strategically reduced allocations to our AC-DC power supply and Quick Charger business following strong consecutive quarters of shipments and anticipated China smartphone weakness. Outperformance was due to strong demand from our Power tools customers. This is an emerging application for us with great synergy given our product strengths in low and medium voltage products targeting battery management and brushless DC motors.  Looking forward to the June quarter, we expect to maintain about the same level of allocations for our Power Supply and Industrial segment and therefore anticipate revenues to remain about flat.

To wrap up, the Shanghai lockdown has temporarily stalled our momentum and really stress tested our entire organization. However, this situation also brought into light aspects about our business that we didn’t appreciate enough before; like the extreme resilience and dedication of our employees and the level of support from our business partners and customers. We are immensely grateful for this and are even more driven to keep working hard towards our goals of $1 billion in revenue.

With that, I will now turn the call over to Yifan for a discussion of our fiscal third quarter financial results and our outlook for the next quarter.

Yifan Liang (Chief Financial Officer)

Thank you, Stephen.  Good afternoon everyone and thank you for joining us.

Once again, March quarter was a record quarter for us from the top line to the bottom line.

Revenue was $203.2 million, up 5.1% sequentially and up 20.1% year-over-year.

In terms of product mix, DMOS revenue was $140.6 million, up 4.1% over last quarter and up 14.6% year-over-year.  Power IC revenue was $60.4 million, up 9.6% from the prior quarter and up 39.1% from a year ago, which puts our Power IC revenue over $200 million annual run-rate. This reflects our strategic actions to drive Power IC business to enhance our product mix.  Assembly service revenue was $2.2 million, as compared to $3.2 million last quarter and last year.

Non-GAAP gross margin was 36.7%, flat quarter-over-quarter, and up from 31.9% a year ago.  Non-GAAP gross margin excluded $1.3 million of share-based compensation charges, as compared to $1.7 million for the prior quarter and $0.4 million last year.  In addition, Non-GAAP gross margin excluded $0.8 million of amortization of purchased IP, the same amount as last quarter and a year ago.

Non-GAAP operating expenses were $34.0 million, compared to $33.5 million for the prior quarter and $30.9 million last year.

Non-GAAP income tax expense was $2.3 million, compared to $1.3 million for last quarter and $1.0 million a year ago.  The quarter-over-quarter increase of tax expense was primarily due to higher profit, as well as increased stock-based compensation for employees from the higher price of our stock in the March quarter.

In sum, non-GAAP EPS was $1.34 per share, as compared to $1.20 for last quarter and $0.77 a year ago.

Moving on to cash flow, GAAP operating cash flow was $61.8 million, which included $6.4 million net customer deposits.  By comparison, operating cash flow in the prior quarter was $50.8 million, which included $11.2 million customer deposits.  Operating cash flow a year ago was $33.3 million, which included $20 million customer deposits.  EBITDAS was $48.4 million, compared to $46.7 million last quarter and $36.2 million a year ago.

Let’s move on to the balance sheet.

We completed the March quarter with cash balance of $323.1 million, compared to $269.3 million at the end of last quarter.  The cash balance a year ago was $192.1 million, which included $33.8 million at the JV Company.

During the March quarter, we drew down a $45 million equipment loan at our Oregon fab and repaid $2.3 million on our existing term loans.  Therefore, at the quarter-end, our bank borrowing balance was $65.2 million, compared to $22.7 million a quarter ago.

In terms of trade receivables and inventory, Days Sales Outstanding for the quarter were 28 days, flat quarter-over-quarter.  Given the uncertainty of the global supply chain, we increased our inventory balance by $14.5 million, mainly in raw materials.  Average days in inventory were 94 days, reduced by 11 days vs. last quarter, primarily due to the impact of deconsolidation of the JV Company.

Finally, Property, Plant and Equipment was $245.8 million, an increase of $49.0 million quarter-over-quarter.  Our capital expenditures for the March quarter were $43.4 million.  We expect a similar level of CapEx for the June quarter.  Our Oregon fab expansion project is on track.  Cleanroom expansion was over 80% done at the quarter-end and a small portion of the equipment has already been moved in.  We expect the cleanroom construction can be completed and majority of the equipment can be moved in during the June quarter, and we anticipate additional capacity to come on line in the December quarter.

Now, I would like to discuss June quarter guidance.

We expect:

•
Revenue to be approximately $190 million, plus or minus $10 million, primarily reflecting the production lost at our Shanghai factory due to the impact of the Shanghai COVID lockdown.  Our Shanghai factory had resumed partial production at the end of April.  This guidance is based on the assumptions that our Shanghai factory can remain COVID free and continue to gradually ramp up its production in May and return to normal production in June.

•
GAAP gross margin to be 31.9% plus or minus 2%.  We anticipate non-GAAP gross margin to be 33.0% plus or minus 2%, reflecting the estimated impact of lost production and incremental expenses needed to cope with the Shanghai COVID shut down and production recovery.  Non-GAAP gross margin guidance excludes $0.8 million amortization of acquired IP and $1.3 million of estimated share-based compensation charges.

•
GAAP operating expenses to be in the range of $44.3 million plus or minus $1 million.  Non-GAAP operating expenses are expected to be in the range of $36.0 million plus or minus $1 million.  Non-GAAP operating expenses exclude $8.1 million of estimated share-based compensation charges and $0.2 million of estimated legal expenses relating to the government investigation.

•	Interest expense to be approximately $0.8 million, and
•	Income tax expense to be in the range of $1.3 million to $1.5 million.

With that, we will now open the call for questions.  Operator, please start the Q&A session.

Closing:
This concludes our earnings call today.  Thank you for your interest in AOS and we look forward to talking to you again next quarter.

Special Notes Regarding Forward Looking Statements

This script contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance.  These forward looking statements include, without limitation, statements relating to projected amount of revenues, gross margin, operating expenses, operating income, tax expenses, net income, noncontrolling interest and share-based compensation expenses, production ramp up costs and annual revenue and growth objectives; statements regarding expected financial performance of market segments; our relationship with the JV Company and impact of deconsolidation; the global capacity constraint; the lockdown in Shanghai and suspension of operations at our packaging facilities in Shanghai, and our ability to resume full production; our ability and strategy to develop new products; projected annual revenue target; fluctuation in customer demand and market segments; the execution of our business plan and strategies; and other information regarding the future development of our business. Forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, the impact of COVID-19 pandemic on our business operation; our lack of control over the JV Company; our ability to develop and succeed in the digital power business; difficulties and challenges in executing our diversification strategy into different market segments; new tariffs on goods from China; ordering pattern and seasonality; our ability to introduce or develop new and enhanced products that achieve market acceptance; decline of the PC industry and our ability to respond to such decline; the actual product performance in volume production, the quality and reliability of our product, our ability to achieve design wins, the general business and economic conditions, the state of semiconductor industry and seasonality of our markets, our ability to maintain factory utilization at a desirable level; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2021 filed by AOS on August 30, 2021. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements.  Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements.  You should not place undue reliance on these forward-looking statements.  All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.